EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

ABMC REPORTS FOURTH QUARTER AND YEAR END 2019 RESULTS

Kinderhook, N.Y., June 26, 2019 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the fourth quarter and year ended December 31, 2019.
Chief Executive Officer, Melissa A. Waterhouse stated, “While sales did not increase in Q4 2019 (as they did in Q3 2019), they were relatively flat. In 2019, sales in our core markets declined, some of which was due to timing of shipments to customers at the end of the year. These declines were partially offset by increased contract manufacturing sales (due to two new customers in 2019) along with increased international sales. Operational expenses declined due to continued efforts to control costs wherever possible.”

Waterhouse continued, “Our drug testing business has been negatively impacted by the Covid-19 pandemic in the first half of 2020. The core markets for our drug tests are employment, clinical and government; and each of these sectors has been negatively impacted by the pandemic in various ways. On March 23, 2020, we announced we are distributing a rapid antibody test for Covid-19 and on May 29, 2020 this COVID-19 test was authorized by the United States Food and Drug Administration (FDA) under an Emergency Use Authorization (EUA) for use by authorized laboratories. Starting in late March 2020, we conducted pre-sales of the product and began shipping orders to customers in May 2020. Sales of the Rapid Covid-19 test have offset the negative impact to our drug testing business. As of the date of this release, we have recorded revenues of just over $1,000,000 which resulted in approximately $430,000 in profit to ABMC after expenses and commissions.”

Financial Highlights

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Net sales in the fourth quarter of 2019 were $880,000, compared to $884,000 in the fourth quarter of 2018, or relatively flat. Net sales in 2019 were $3,655,000, compared to net sales of $3,872,000 in 2018, a decrease of 5.6%.

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Operating loss was $183,000 in the fourth quarter of 2019, compared to an operating loss of $348,000 in the fourth quarter of 2018. Operating loss in 2019 was $593,000 compared to an operating loss of $762,000 in 2018.

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Net loss was $248,000 in the fourth quarter of 2019, compared to a net loss of $412,000 in the fourth quarter of 2018. Net loss was $681,000 in 2019, compared to a net loss of $1,028,000 in 2018.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse and distributes a rapid test to detect Covid-19 antibodies. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

(financial tables follow)

American Bio Medica Corporation
Statements of Operation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)

Net sales	$880,000	$884,000	$3,655,000	$3,872,000
Cost of goods sold	666,000	768,000	2,471,000	2,584,000
Gross profit	214,000	116,000	1,184,000	1,288,000
Operating expenses:
Research and development	20,000	29,000	82,000	93,000
Selling and marketing	109,000	111,000	459,000	545,000
General and administrative	268,000	324,000	1,236,000	1,412,000
Total operating expenses	397,000	464,000	1,777,000	2,050,000

Operating loss	(183,000)	(348,000)	(593,000)	(762,000)

Other income/(expense) - net	(65,000)	(64,000)	(93,000)	(264,000)

Net loss before tax	(248,000)	(412,000)	(686,000)	(1,026,000)

Income tax expense	8,000	(1,000)	5,000	(2,000)

Net loss	(240,000)	(413,000)	(681,000)	(1,028,000)

Basic & diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Basic weighted average shares outstanding	32,667,757	29,211,454	32,526,669	30,115,063
Diluted weighted average shares outstanding	32,667,757	29,211,454	32,526,669	30,115,063

(Balance Sheets follow)

American Bio Medica Corporation
Balance Sheets

	December 31, 2019 (unaudited)	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$4,000	$113,000
Accounts receivable, net of allowance for doubtful accounts of $34,000 at December 31, 2019 and $36,000 at December 31, 2018	370,000	452,000
Inventory, net of allowance of $291,000 at December 31, 2019 and $268,000 at December 31, 2018	810,000	1,019,000
Prepaid expenses and other current assets	6,000	29,000
Right of Use Asset – Operating Leases	37,000	0
Total current assets	1,227,000	1,613,000
Property, plant and equipment, net	644,000	718,000
Patents, net	116,000	123,000
Right of Use Asset – Operating Leases	73,000	0
Other assets	21,000	21,000
Total assets	$2,078,000	$2,475,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$652,000	$359,000
Accrued expenses and other current liabilities	543,000	449,000
Right of Use Liability – Operating Leases	34,000	0
Wages payable	104,000	278,000
Line of credit	337,000	502,000
Current portion of long-term debt, net of deferred finance costs	17,000	237,000
Total current liabilities	1,687,000	1,825,000
Long term debt, net of current portion & deferred finance costs	1,108,000	796,000
Right of Use Liability – Operating Leases	73,000	0
Total liabilities	2,868,000	2,621,000

Stockholders' Equity:
Common stock	327,000	323,000
Additional paid-in capital	21,437,000	21,404,000
Accumulated deficit	(22,554,000)	(21,873,000)
Total stockholders’ equity	(790,000)	(146,000)
Total liabilities and stockholders' equity	$2,078,000	$2,475,000

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